Exhibit 4.3B

                             SUPPLEMENTAL INDENTURE


            This  Supplemental  Indenture,  dated as of  March  25,  2004  (this
"Supplemental Indenture"), is made by and among The Old Evangeline Downs, L.L.C., a Louisiana limited liability company (the "Company"), The Old Evangeline Downs Capital Corp., a Delaware corporation and a subsidiary of the Company ("OED Corp." and together with the Company, the "Issuers"), and U.S. Bank National Association, as trustee under the Indenture referred to herein (the "Trustee").

                             W I T N E S S E T H:

            WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture, dated as of February 25, 2003 (the "Indenture"), providing for the issuance of an aggregate principal amount of $123.2 million of 13% Senior Secured Notes due 2010 with Contingent Interest (the "Notes");

            WHEREAS, the Issuers desire to amend certain provisions of the Indenture as set forth herein, and they have received the consent of the Holders of a majority in principal amount of the Notes currently outstanding to such amendments;

            WHEREAS, Section 9.2 of the Indenture permits the Indenture to be amended by a supplemental indenture with the consent of the Holders of at least a majority in principal amount of the Notes outstanding, subject to certain enumerated exceptions;

            WHEREAS, the parties hereto are entering into this Supplemental Indenture to amend or, as the case may be, delete certain provisions contained in Articles 4, 5, 6 and 10 of the Indenture (the "Amendments");

            WHEREAS, in addition, the Amendments will (i) delete all "Events of Default" other than the failure to pay principal, premium or interest on the Notes, (ii) delete those definitions from the Indenture that are used only in provisions that are eliminated as a result of the Amendments and (iii) revise cross-references to provisions in the Indenture that have been deleted as a result of the Amendments;

            WHEREAS, pursuant to Section 9.2 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

            WHEREAS, all conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been complied with.

            NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

      SECTION 1. Capitalized Terms. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Indenture.

      SECTION 2. Removal of Certain  Provisions and Defined Terms.  The texts of
Article V, Sections 4.3 - 4.23, 4.25, 4.26, and 10.1 - 10.7, and subsections 6.1(c)-(l) of the Indenture are


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hereby deleted in their entireties  together with any references  thereto in the
Indenture and are replaced in each case with the phrase "Intentionally Omitted." The definitions of any and all terms that are defined in Section 1.1 of the Indenture but used only in one or more of the Articles or Section referenced in the immediately preceding sentence of this paragraph are deleted in their entireties.

      SECTION 3. Operation of Amendments. Upon the execution and delivery of this Supplemental Indenture by the parties hereto, this Supplemental Indenture will become operative but the Amendments will not become effective until a majority in outstanding principal amount of the Notes are validly tendered and accepted pursuant to and in accordance with the terms and conditions of the tender offer and consent solicitation as set forth in the Offer to Purchase and Consent Solicitation Statement dated March 9, 2004 (the "Statement").

      SECTION 4.  Miscellaneous.

                  Section 4.1 Incorporation of the Indenture. All the provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

                  Section  4.2  Application  of  Supplemental   Indenture.   The
provisions and benefits of this Supplemental Indenture shall be effective with respect to the Notes.

                  Section 4.3 Counterparts. The Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                  Section 4.4 Successors and Assigns. All agreements in this Supplemental Indenture by each of the Issuers shall bind its successors and assigns, whether so expressed or not.

                  Section 4.5 Severability Clause. In case any provision in this Supplemental Indenture shall be declared invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  Section 4.6 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

                  Section 4.7  Regarding  the Trustee.  The Trustee shall not be responsible for the correctness of the recitals herein, and makes no representation as to the validity or the sufficiency of this Supplemental Indenture. The Trustee shall, in connection with this Supplemental Indenture, be entitled to all of the benefits of all of the rights, privileges, immunities and indemnities of the Trustee provided for in the Indenture.



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      SECTION 5. NEW YORK LAW TO GOVERN.  THE  INTERNAL  LAW OF THE STATE OF NEW
YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B).

      SECTION 6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.


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      IN WITNESS  WHEREOF,  the parties  hereto  have  caused this  Supplemental
Indenture to be duly executed as of the day first written above.



                                    THE OLD EVANGELINE DOWNS, L.L.C.


                                    By:/s/NATALIE A. SCHRAMM
                                       ------------------------------
                                    Name:  Natalie A. Schramm
                                    Title: Chief Financial Officer



                                    THE OLD EVANGELINE DOWNS CAPITAL CORP.


                                    By:/s/NATALIE A. SCHRAMM
                                       -----------------------------------
                                    Name:  Natalie A. Schramm
                                    Title: Chief Financial Officer



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                                    U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE



                                    By:/s/BENJAMIN J. KRUEGER
                                       ---------------------------------------
                                       Name:  Benjamin J. Krueger
                                       Title: Trust Officer